Exhibit 8.1

Fredrikson & Byron, P.A. Attorneys and Advisors 60 South Sixth Street, Suite 1500 Minneapolis, MN 55402-4400 Main: 612.492.7000 fredlaw.com

July 27, 2026

BNCCORP, Inc.

2 East Main Avenue

Bismark, ND 58501

Re: Merger of BNCCORP, Inc. with and into Birch Merger Sub, LLC

Ladies and Gentlemen:

We have acted as counsel to BNCCORP, Inc., a Delaware corporation (“BNCC”), in connection with the proposed merger (the “Merger”) of BNCC, with and into Birch Merger Sub, LLC, a Delaware limited liability company, (“Merger Sub”) which is a wholly owned subsidiary of OppFi Inc., a Delaware corporation (“OppFi”), pursuant to the terms of the Agreement and Plan of Merger, dated as of April 28, 2026 (as it may be amended from time to time, the “Merger Agreement”), by and among, OppFi, Merger Sub and BNCC, as described in the Registration Statement on Form S-4 including the BNCC proxy statement forming a part thereof (the “Registration Statement”) filed by OppFi with the United States Securities and Exchange Commission (the “SEC”) on the date hereof.

In connection with this opinion, we have reviewed (i) the Merger Agreement, (ii) the Registration Statement and (iii) such other records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have further assumed, with your permission and without independent investigation, that (i) the Merger will be consummated in the manner described in the Registration Statement and in accordance with the Merger Agreement, (ii) the Merger will be consummated without the waiver of any conditions to any party’s obligations under the Merger Agreement to consummate the Merger and (iii) the covenants set forth in the Merger Agreement will be complied with. We have assumed further the accuracy of the representations and warranties set forth in the Merger Agreement.

Based upon and subject to the foregoing, we hereby confirm that the legal statements in the section of the Registration Statement entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” (the “Tax Discussion”) constitute our opinion with respect to the United States federal income tax law matters referred to therein.

Our opinion expressed herein is subject to the assumptions and qualifications set forth in the Tax Discussion and is based upon existing law, regulations, administrative pronouncements and judicial authority, all as in effect as of today’s date. This opinion is not binding on the Internal Revenue Service or courts. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. Our opinion is limited to the United States federal income tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences. We undertake no responsibility to advise you of any future change in the matters stated or assumed herein or in the United States federal income tax laws or the application or interpretation thereof.

July 27, 2026 Page 2

We are furnishing this opinion solely in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and the references to this opinion in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Fredrikson & Byron, P.A.